Multiband Corporation Enters Into Letter of Intent to Acquire DirecTech Southwest
Friday May 16, 7:45 am ET

MINNEAPOLIS--(BUSINESS WIRE)--Multiband Corporation, (NASDAQ:MBND - News), the nation’s largest DIRECTV Master System Operator (MSO) for Multiple Dwelling Units, announced today that it has entered into a Letter of Intent to acquire a 51% interest in DirecTech Southwest (“Southwest”), a wholly-owned subsidiary of DirecTECH Holding Co (“DirecTECH”). Under the terms of the transaction, Multiband would acquire a controlling interest in Southwest for $7.65 million, comprised of 1.9 million shares of Multiband valued at $2.50 per share, and the issuance of a $2.95 million five-year note. Upon completion of the transaction, scheduled for the 2008 third quarter, Multiband will consolidate the operating results of Southwest. Southwest had unaudited 2007 results of $67 million in revenue and was profitable.

Based in Louisiana with additional operations in Texas, Southwest provides installation services for DIRECTV in those areas. The Company has approximately 1,000 employees and is one of the largest and most profitable subsidiaries of DirecTECH. Multiband previously acquired a 51% interest in Michigan Microtech, formerly a subsidiary of DirecTECH.

“We are excited to enter into a Letter of Intent to acquire another subsidiary of DirecTECH,” said James L. Mandel, CEO of Multiband. “While the parties have been working closely together for many months, we believe that the completion of this transaction will generate increased synergies, enhance our operating results and strengthen our balance sheet. Michigan Microtech has already begun to favorable impact our operating results, as our recently announced first quarter results demonstrated, and by adding another subsidiary of DirecTECH, Multiband will enhance its operations in another important market.”

About Multiband

Multiband Corporation is a leading provider of software and integrated billing services; including video, voice, data and other value-added local services to multiple dwelling units (MDU's) on a single bill, directly and through strategic partnerships. Multiband also is an exclusive DirectTV master system operator. Multiband is headquartered in Minneapolis, MN and has offices across the United States, as well as a state of the art service and support center located in Fargo, ND providing call center capabilities and other value-added services.

Safe Harbor for Forward Looking and Cautionary Statements

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and Multiband's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information regarding potential factors that affect Multiband's financial results can be found in Multiband's Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).

Contact:
CEOcast, Inc. for Multiband Corporation
Gary Nash, 212-732-4300

Source: Multiband Corporation